Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on January 1, 2020, by and between NEW YORK COMMUNITY BANCORP, INC. (the “Company”) and JOHN T. ADAMS (the “Executive”).

Background

A. The Company wishes to employ the Executive on the terms and conditions provided herein, and the Executive wishes to continue in such capacity on the terms and conditions provided herein.

B. The Company wishes to encourage the Executive to devote his full time and attention to the faithful performance of his responsibilities and pursuing the best interests of the Company.

C. The Company employs the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company’s Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information.

D. The Company and the Executive have agreed to amend and restate the Agreement to reflect the Executive’s current position and to make certain related changes.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

1. Defined Terms. Throughout this Agreement, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A.

2. Term. The initial term of this Agreement shall begin on the Effective Date, and shall continue for thirty six (36) months; provided, however, that beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall automatically be extended by twelve (12) months, unless either the Company or the Executive shall have provided notice to the other at least sixty (60) days before such date that the term shall not be extended. For purposes of this Agreement, the “Effective Date” shall be January 1, 2020 or such other date as the parties may mutually agree. Notwithstanding the preceding provisions of this Section, if a Change of Control occurs during the term of this Agreement, such term shall not end before the first anniversary of the Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect. If the Executive’s Employment Terminates during the Term, the obligations contained in the Restrictive Covenants shall survive the Term.

3. Position and Duties. At all times during the Term, the Executive shall (i) serve as Executive Vice President and Chief Lending Officer of the Company and the Company’s wholly owned subsidiary, New York Community Bank, and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions, as well as any other duties as may be assigned to him from time to time and (ii) diligently and conscientiously devote his full and exclusive business time, energy, and ability to his duties and the business of the Company, and (iii) comply with all directions from his direct supervisor(s) (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Company. Executive shall report directly to the Chief Operating Officer of the Company or his designee.

4. Compensation, Benefits and Expenses. During the Term, the Company shall compensate the Executive for his services as provided in this Section 4. It is understood by the Executive that payments and/or benefits provided for herein may be provided by an affiliate other than the Company.

(a) Base Salary. The Executive shall receive a base salary at the annual rate of $550,000. Thereafter, during the Term, the Executive’s base salary shall be reviewed not less than annually. Base salary payments shall be made in accordance with the Company’s established payroll procedures.

(b) Incentive Compensation. The Executive shall be eligible to receive incentive compensation, including equity-based compensation, as determined by the Company from time to time.

(c) Employee Benefits. The Executive shall be eligible to participate in such benefit plans as are made available to, and on such terms and conditions applicable to, other similarly situated executives of the Company. The Company may change or terminate any such benefit plans at any time, in its sole discretion, subject to applicable legal requirements.

(d) Leave. The Executive shall be entitled to annual leave in accordance with the Company’s policies as in effect from time to time for similarly situated employees.

(e) Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of his duties. Such reimbursements shall be made in accordance with the Company’s established reimbursement policies, as in effect from time to time. The Executive shall further be provided with access to, or an expense allowance for, items such as an automobile or cellphone on the same terms as similarly situated employees.

5. Termination of Employment. Subject to its payment obligations under this Section and Section 6 or 7, if applicable, the Company may terminate the Executive’s Employment at any time, with or without Cause by providing prior written notice (thirty (30) days in the case of a Termination without Cause), setting forth the provision of the Agreement under which the Company intends to terminate the Executive’s employment and that satisfies any specific notice provisions under such provision. The Executive may voluntarily terminate his Employment at any time by providing at least thirty (30) days prior notice to the Company. Upon Termination of Employment, the Executive shall be entitled to the following, in addition to any benefits payable under Section 6 or 7:

(a) Any earned but unpaid base salary, at the Executive’s then effective annual rate, through his Termination Date.

(b) Provided that the Executive applies for reimbursement in accordance with the Company’s established reimbursement procedures (within the period required by such procedures but under no circumstances later than thirty (30) days after his Termination Date), the Company shall pay the Executive any reimbursements to which he is entitled under such procedures not later than the payroll date for the payroll period next following the date on which the Executive applies for reimbursement.

(c) Any benefits (other than severance) payable to the Executive under any of the Company’s incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

6. Non-Change of Control Severance Benefit.

(a) Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 18, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section, the Company shall provide the Executive with the payments and benefits set forth in this Section, if during the Term and before the occurrence of a Change of Control, either (1) the Company terminates the Executive’s Employment (other than a termination pursuant to Section 9), or (2) the Executive voluntarily terminates his Employment for Good Reason pursuant to Section 10. Notwithstanding the preceding provisions of this Subsection, the Executive shall not be entitled to severance benefits pursuant to this Section if he is entitled to severance benefits pursuant to Section 7. Any amount payable to the Executive pursuant to this Section is in addition to amounts already owed to the Executive by the Company and is in consideration of the covenants set forth in this Agreement and/or the Release.

(b) As soon as administratively feasible after the Company’s receipt of the Release and the expiration of any applicable waiting periods contained therein, the Company shall pay to the Executive a single lump sum payment equal to the Executive’s Weekly Pay multiplied by the number of full weeks remaining under the then current Term of the Agreement as of his Termination Date.

(c) The Company shall continue health insurance, dental insurance and life insurance coverage for the Executive and the Executive’s family for the number of full months remaining under the then current Term of the Agreement as of his Termination Date in accordance with the plans, programs, practices and policies in effect immediately prior to this Termination Date. If the coverage described in the preceding sentence is not available under the Company’s plans, the Company shall provide for substantially similar coverage at the same cost to the Executive.

(d) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Code Section 280G and the guidance thereunder) equal to or greater than one hundred percent (100%) of the Parachute Payment Limit, the provisions of Section 8 shall apply as if set out in this Section 6.

(e) The parties to this Agreement intend for the payments and benefits under this Section 6, Section 7 and Section 10 to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an termination of employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the termination of employment. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the termination of employment. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to subsection 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

(f) The obligations of the Company to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Company regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

7. Change of Control Severance Benefit.

(a) Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 18, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section, the Company shall provide the Executive with the payments and benefits set forth in this Section, in lieu of severance payments or benefits under Section 6, if, during the Term and concurrent with or within twelve (12) months after a Change of Control, either (A) the Company terminates the Executive’s Employment (other than pursuant to Section 9), or (B) the Executive voluntarily terminates his Employment pursuant to Section 10 for Good Reason.

(b) As soon as administratively feasible after the Company’s receipt of the Release and the expiration of any applicable waiting periods, the Company shall pay to the Executive a single lump sum payment in an amount equal to three (3) times the Executive’s annual base salary, at the greater of the rate in effect on the Change of Control Date or his Termination Date.

(c) The Company shall continue health insurance, dental insurance and life insurance coverage for the Executive and the Executive’s family for a thirty six (36) month period following his Termination Date in accordance with the plans, programs, practices and policies in effect immediately prior to his Termination Date. If the coverage described in the preceding sentence is not available under the Company’s plans, the Company shall provide for substantially similar coverage at the same expense to the Executive.

(d) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Code Section 280G and the guidance thereunder) equal to or greater than Executive’s Parachute Payment Limit, the provisions of Section 8 shall apply as if set out in this Section 7.

(e) The obligations of the Company to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Company regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

8. Provisions Relating to Parachute Payments.

(a) If payments and benefits to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments to the Executive with a value equal to or greater than one hundred percent (100%) of the Executive’s Parachute Payment Limit, the amount payable to the Executive, shall be reduced so that the value of all Parachute Payments to the Executive, whether or not made pursuant to this Agreement, is equal to the Parachute Payment Limit less One Dollar ($1.00), accomplished by first reducing any amounts payable pursuant to Subsections 6(b) and 7(b), as applicable, and then reducing other amounts of compensation to the extent necessary; provided that, no such reduction shall be taken if, after reduction for any applicable federal excise tax imposed on the Executive by Code Section 4999, as well as any federal, state and local income tax imposed on the Executive with respect to the total Parachute Payments, the total Parachute Payments accruing to the Executive would be more than the amount of the total Parachute Payments after (a) taking the reduction described in the first clause of this sentence, and (b) further reducing such payments by any federal, state and local income taxes imposed on the Executive with respect to the total Parachute Payments. The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Agreement (or any portion thereof) from constituting an Excess Parachute Payment.

(b) The amount of Parachute Payments and the Parachute Payment Limit shall be determined as provided in this Subsection (b). The Company shall direct its independent auditor (“Auditor”) or such other accounting or law firm experienced in such calculations and acceptable to the Executive to determine whether any Parachute Payments exceed the Parachute Payment Limit and the amount of any adjustment required by Subsection (a). The Company shall promptly give the Executive notice of the Auditor’s determination. All reasonable determinations made by the Auditor under this Subsection shall be binding on the Company and the Executive and shall be made within thirty (30) days after the Executive’s Termination of Employment.

9. Termination of Employment by the Company for Cause, Disability, or Death.

(a) The Company may cause a Termination of the Executive’s Employment for Cause or Disability at any time. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and either the specific act(s) or failure(s) constituting Cause or the circumstances constituting Disability. If the act or failure constituting Cause is subject to correction under the definition of Cause and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected. If the Board determines that the Executive has not corrected the act or failure in all material respects within the required correction period, which period shall not expire before thirty (30) days following the notice, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive’s Employment shall terminate on such date.

(b) If the Executive dies before Termination of his Employment, his employment and this Agreement shall terminate automatically on the date of his death.

(c) In the case of a Termination of Employment pursuant to this Section 9, the Executive shall not be entitled to benefits or payments pursuant to Section 6 or 7.

10. Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Company with a written notice of termination specifying the event of Good Reason and notifying the Company of his intention to terminate his Employment upon the Company’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Company fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s Employment shall terminate as of the end of such period, and the Executive shall be entitled to benefits as provided in Section 5 and Section 6 or 7, as applicable.

11. Withholding and Taxes. The Company may withhold from any payment made hereunder (i) any taxes that the Company reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Company is authorized to withhold. Except for employment taxes that are the obligation of the Company, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

12. Use and Disclosure of Confidential Information.

(a) The Executive acknowledges and agrees that (i) by virtue of his employment, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Company has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Company, he has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company, Customers, Prospective Customers, or vendors or suppliers of the Company, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Company. The Executive shall follow all Company policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Company.

13. Ownership of Documents and Return of Materials At Termination of Employment.

(a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Executive during his employment shall be deemed to be property of the Company. The Executive shall use Company Documents and information contained therein only in the course of his employment for the Company and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in furtherance of the Company’s Business.

(b) Upon Termination of Employment, the Executive shall deliver to the Company, as soon as practicably possible (with or without request) all Company Documents and all other Company property in the Executive’s possession or under his custody or control.

14. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of one (1) year following the Termination of the Executive’s Employment, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Company or competitive with the Company’s Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Company or otherwise competitive with the Company’s Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Company to terminate, reduce, limit, or change its business or relationship with the Company, or (iv) induce, request, or attempt to influence any employee of the Company to terminate his employment with the Company.

15. Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Company. Accordingly, during the term of this Agreement and for a period of one (1) year following the termination of his employment, the Executive shall not, directly or indirectly:

(a) as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Company’s Business, in the same or similar capacity as the Executive worked for the Company, or in such capacity as would cause the actual or threatened use of the Company’s trade secrets and/or Confidential Information; provided, however, that this Subsection shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Company’s employ, and the level and depth of trade secrets and Confidential Information entrusted to him, any immediately subsequent employment with a competitor to the Company’s Business would result in the inevitable use or disclosure of the Company’s trade secrets and Confidential Information and, therefore, this one (1) year restriction is reasonable and necessary to protect against such inevitable disclosure; or

(b) offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is an employee of the Company.

The restrictions on the activities of the Executive contained in this Section shall be limited to the following geographical areas: (i) within a ten (10) mile radius of each banking center location operated by the Company on the Executive’s Termination Date, (ii) within each county in which a banking center location is operated by the Employer on the Executive’s Termination Date, (iii) within a fifty (50) mile radius of Company’s corporate headquarters address, and (iv) within each city, town, and county in which the Company began expansion or acquisition planning or efforts during the Executive’s employment with the Company, and about which Executive gained knowledge of Confidential Information.

16. Remedies. The Executive agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the Restrictive Covenants. Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Company’s Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company. The existence of any claim or cause of action that the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

17. Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants described in Sections 14 and 15 shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full periods specified in Sections 14 and 15 following Termination of the Executive’s Employment. The Company and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 14 and 15 are reasonable in view of the nature of the Company’s Business and the Executive’s advantageous knowledge of and familiarity with the Company’s Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 14 and 15 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

18. Release. For and in consideration of the foregoing covenants and promises made by the Company, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of severance under this Agreement, Executive will be required to release the Company and all other persons named in the Release from any and all causes of action that the Executive has or may have against the Company or any such person before the effective date of the Release, other than a breach of this Agreement. The Release shall be substantially in the form attached hereto as Exhibit I. The Company shall provide the Release to the Executive upon his Termination of Employment or within ten (10) days thereafter. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE AS PROVIDED IN THE RELEASE AND NOT REVOKING THE RELEASE WITHIN NINETY (90) DAYS THEREAFTER; PROVIDED, THAT IF SUCH NINETY (90) DAY PERIOD CROSSES OVER ONE OF THE EXECUTIVE’S TAX YEARS TO ANOTHER, ANY PAYMENT MADE CONTINGENT ON THE RELEASE SHALL BE PAID OR COMMENCE IN THE SECOND SUCH TAX YEAR.

19. Reimbursement of Certain Costs.

(a) If the Company brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.

(b) If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Company.

(c) Any reimbursement by the Company pursuant to this Section shall be subject to compliance with applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute and Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

20. No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company and its agents, other than statements contained in this Agreement.

21. Miscellaneous Provisions.

(a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned without the prior consent of the Executive to a successor of the Company (and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to a purchaser of all or substantially all of the assets of the Company or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Company) and, upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

(c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Company and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Company and the Executive.

(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e) Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

(f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive: At the address maintained in the personnel records of the Company.

If to the Company: New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Attention: Chief Operating Officer

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

(g) Counterparts. This Agreement may be executed in counterparts.

(h) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles or rules thereof. The Company, in its sole discretion, may bring an action against the Executive in any court where jurisdiction over the Executive may be obtained.

(i) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Company and the Executive with respect to the Executive’s employment or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.

(j) Rules of Interpretation. In interpreting this Agreement, the following rules shall apply:

(1) The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(2) Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.

(3) This Agreement and any severance payment, reimbursement or benefit provided hereunder shall be construed to comply with Code Section 409A or an exemption from the application of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(4) Except as provided in the preceding provisions of this Subsection, this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles.

22. Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS COUNSEL.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and the Executive has signed this Agreement, on the date first noted above.

NEW YORK COMMUNITY BANCORP, INC.

By: /s/ Robert Wann

Robert Wann

Senior Executive Vice President and Chief

Operating Officer

/s/ John T. Adams

John T. Adams

APPENDIX A

DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings specified below:

Board or Board of Directors means the Company’s Board of Directors or the committee of the Board authorized to act on the Board’s behalf.

Cause means any of the following:

(1) the Executive’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Company or its reputation;

(2) the Executive’s material failure to perform the duties of his employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving notice from the Company specifying such failure in detail;

(3) the Executive’s willful and material violation of the Company’s code of ethics or conduct policies which results in material harm to the Company;

(4) the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or its affiliates that the Executive’s employment be terminated;

(5) the Executive’s conviction of (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(6) the Executive’s intentional breach of a material term, condition, or covenant of this Agreement that results in material harm to the Company and the failure to correct such violation within thirty (30) days after receipt of written notice from the Company specifying such breach in detail.

For purposes of this definition, no act or failure to act shall be considered “willful,” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his act or failure to act was not opposed to the Company’s best interests.

Change in Control means the first occurrence of any of the following events:

(1) the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than the Company, a subsidiary, and any employee benefit plan of the Company or a subsidiary, of twenty-five percent (25%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s then outstanding voting securities;

(2) the persons who were serving as the members of the Board of Directors of the Company immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company (“Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (or the board of directors of any successor to the Company) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company pursuant to such offer, provided that any director elected to the Board of Directors, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this subsection (2);

(3) consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);

(4) a sale, transfer, or other disposition of all or substantially all of the assets of the Company which is consummated and immediately following which the persons who were the owners of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets or ownership interest are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or

(5) the shareholders of the Company approve a liquidation of the Company.

Change of Control Date means the date on which a Change of Control occurs.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Company means New York Community Bancorp, Inc. and any successor to all or substantially all of its business.

Company’s Business means, collectively, the products and services provided by the Company and its affiliates, including, but not limited to, lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, treasury services, (including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products) and other general banking services;

Confidential Information means the following:

(1) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s Business that are not generally known or available to the Company’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or

(2) trade secrets of the Company.

Confidential Information also includes, but is not limited to: (i) information about a Company’s employees; (ii) information about the Company’s compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by a Company; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to a Company’s vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to a Company’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by a Company in a manner not available to the public or for a purpose beneficial to a Company.

Customer means a person or entity who is a customer of a Company at the time of the Executive’s Termination of Employment or with whom the Executive had direct contact on behalf of the Company at any time during the period of the Executive’s employment with the Company.

Disability means that the Executive is disabled within the meaning of the long-term disability policy of the Company, as in effect on the earlier of the Termination Date or the Change of Control Date. Termination of the Executive’s Employment on account of Disability shall not affect his eligibility for benefits under any disability policy or program of a Company.

Excess Parachute Payment has the meaning given to such term in Code Section 280G(b)(1).

Good Reason means the occurrence of any of the following during the Term of this Agreement without the express written consent of the Executive:

(1) a reduction in the Executive’s base compensation;

(3) a change in the primary location at which the Executive is required perform the duties of his employment to a location that is more than thirty-five (35) miles from the location at which his office is located on the effective date of this Agreement; or

(4) the Company’s material breach of this Agreement.

Parachute Payment has the meaning give to such term in Code Section 280G(b)(2).

Parachute Payment Limit means three (3) times the Executive’s “base amount,” as defined by Code Section 280G(b)(3).

Prospective Customer means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of a Company’s sales or marketing activities during the one year period preceding the Executive’s Termination of Employment.

Release means the release referred to in Section 18.

Restrictive Covenants means the restrictions contained in Sections 12, 13, 14, and 15.

Term means the term of this Agreement, including any extensions thereof, as determined pursuant to Section 2.

Termination Date means the effective date of the Executive’s Termination of Employment.

Termination of Employment means the Executive’s separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

Weekly Pay means, on any date, the Executive’s annual base salary divided by fifty-two (52).

EXHIBIT I

RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of New York Community Bancorp, Inc. (including all its subsidiaries and affiliates) (“Company”) and its agents as set forth herein.

1. The Executive releases, waives and discharges the Company and its agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Company, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

2. The Executive further acknowledges that the Company has advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

3. The Executive agrees that the Executive is signing this Release of his own free will and is not signing under duress.

4. In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the twenty-one (21) day period as the Executive wishes prior to signing, and the Executive has done so.

5. In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. Any revocation must be in writing and hand-delivered to: New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590, Attention: Chief Operatimg Officer, no later than by close of business on the seventh (7th) day following the date of execution of this release.

6. The “Company and its agents,” as used in this Release, means the Company, its subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

7. The Executive agrees to refrain from making any disparaging remarks concerning the Company or its agents. The Company agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Company written authorization to release other information or as otherwise required by law. With respect to the Company, this restriction pertains only to official communications made by the Company’s directors and/or officers and not to unauthorized communications by the Company’s employees or agent. This restriction will not bar the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

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US2008 2732333.1